Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated June 12, 2006, accompanying the consolidated financial statements and schedule and Management’s Assessment of the Effectiveness of Internal Control over Financial Reporting of Navarre Corporation incorporated by reference in the Registration Statement and Prospectus. We consent to the incorporation by reference of our reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Minneapolis, Minnesota
December 20, 2006